UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2021

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3303 Monte Villa Parkway,
Bothell, WA 98021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 402-1400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
BioLife Solutions, Inc. Common Stock	BLFS	NASDAQ Capital Market

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2021, Biolife Solutions, Inc. (the “Company”) appointed Sarah Aebersold as Vice President, Global Human Resources.

Ms. Aebersold, age 45, joined the Company in February 2020 as Senior Director, Global Human Resources & Administration. In that role, Ms. Aebersold oversaw human resources programs in the areas of employee relations, talent acquisition, benefits, compensation, coaching, training and development, policy, and data management. Prior to joining the Company, Ms. Aebersold served in a variety of human resources roles with companies including MCG Health, a healthcare solutions provider (2016-2020, most recently as Head of Human Resources and Administration), Spacelabs Healthcare, a manufacturer of medical equipment (2014-2016, 2012-2013, most recently as Senior Manager, Human Resources), T-Mobile, a mobile communication company, (2013-2013, most recently as Human Resource Manager), Seattle Children’s Hospital, a children’s hospital (2009-2012, most recently as Manager, Human Resources Consulting), and ZymoGenetics, Inc., a biotechnology/pharmaceutical company (2004-2009, most recently as Human Resources Manager). There are no arrangements or understandings between Ms. Aebersold and any other persons pursuant to which Ms. Aebersold was named as an officer. There are also no family relationships between Ms. Aebersold and any director, executive officer or person nominated to become a director or executive officer of the Company.

Related to Ms. Aebersold’s appointment as Vice President, Global Human Resources, the Company entered into an employment agreement with Ms. Aebersold, effective January 1, 2021 (the “Employment Agreement”). Ms. Aebersold is employed at-will, and the Employment Agreement is not for a definite time period, but rather, will continue until terminated in accordance with its terms. Pursuant to the Employment Agreement, Ms. Aebersold will earn a base salary equal to $240,000 per year plus an annual maximum bonus of 30% of Ms. Aebersold’s base salary, to be payable in cash or stock in the sole discretion of the board of the Company.

Ms. Aebersold will be entitled to participate in all employee benefit programs established by the Company that are applicable to management personnel. In addition, upon termination without “Cause” (other than by reason of death or disability) or resignation for “Good Reason,” Ms. Aebersold will receive the following severance payments: (i) her base salary through the date of termination, including unused vacation time and expenses, (ii) a lump sum severance payment equal to 6 months’ salary and (iii) an amount equal to the cost of 6 months' medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums. If Ms. Aebersold’s employment is terminated within 90 days following a “Change in Control,” Ms. Aebersold is entitled to (i) her base salary through the date of termination, including unused vacation time and expenses, (ii) a lump sum severance payment equal to 6 months’ salary, (iii) 100% of any incentive cash and/or stock bonus opportunity for the current year and (iv) an amount equal to the cost of 6 months' medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums. The Employment Agreement contains a covenant not to compete with the Company or solicit the Company's employees, customers or suppliers for a period of 1 year after the date of termination.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, copies of which will be attached as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolife Solutions, Inc.

Date: January 7, 2021	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer